[^#^] Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. Secs.200.80(b)(4) and 240.24b-2

November 7, 2001	RJRT Contract No. 01-440-031

Mr. David Peele
Director Avoca Division
RJ Reynolds Tobacco Company
840 Avoca Farm Rd
Merry Hill, NC 27957

Dear Mr. Peele:

R. J. Reynolds Tobacco Company (hereinafter "RJRT"), through its Avoca Division, possesses expertise in plant science, process chemistry, agronomy, engineering, extraction and processing of botanicals and natural materials. RJRT possesses facilities for processing natural materials. RJRT desires to process natural materials at its facilities.

NaPro BioTherapeutics, Inc. (hereinafter "NaPro") possesses expertise with regards to natural products, including paclitaxel and other taxanes. NaPro possesses natural materials that it desires to have processed. NaPro desires to have its materials processed at RJRT's facilities.

The purpose of this Agreement is to obtain each party's agreement concerning a long-term business relationship between the parties. In particular, RJRT and NaPro agree to become parties to this Agreement and agree as follows:

  NaPro shall provide RJRT with technology transfer package containing relevant information regarding the preparation of at least one natural material that it desires to have processed. NaPro shall identify to RJRT starting materials, specifications upon starting materials, reaction conditions, extraction conditions, purification conditions, product specifications, and other relevant information reasonably necessary for RJRT to provide materials that meet NaPro's specifications. Initial material that NaPro shall identify to RJRT as a material that NaPro expects to receive from RJRT shall be a [^#^], and further materials can be identified by written agreement between the parties.

  Promptly after receiving the aforementioned technology transfer package from NaPro, RJRT will commence preparation of a process design, and subsequently provide to NaPro a proposed process flow sheet.

  RJRT shall provide facilities, personnel and materials for the production of materials for NaPro. RJRT shall maintain facilities and controls capable of manufacturing materials subject to current good manufacturing practices (cGMP). RJRT shall process materials supplied by NaPro within those facilities using methods, personnel and controls sufficient for those materials to be considered manufactured in accordance with cGMP.

  In December 2001 RJRT will carry out a feasibility run to produce [^#^] ("Biomass") provided to RJRT by NaPro at [^#^] to RJRT. Such Biomass shall be tree material containing [^#^] material. During the first quarter of 2002, RJRT will carry out [^#^] pilot batches of [^#^] using Biomass provided to RJRT by NaPro, at [^#^] to RJRT. Such Biomass shall be tree material containing [^#^] material. The pilot runs will be carried out using Biomass provided by NaPro; those lots totaling [^#^]. During the feasibility or pilot study period, NaPro shall reimburse RJRT for materials supplied to NaPro as a result of pilot runs conducted by RJRT at NaPro's request, irrespective of whether or not the materials produced during those pilot runs meet NaPro's specifications. NaPro shall pay RJRT a fixed price of [^#^] of Biomass processed by RJRT during the pilot runs. NaPro also shall pay RJRT's out of pocket costs for materials specified by NaPro, including carbon and suitable shipping containers.

  RJRT shall have until March 1, 2002 to carry out the feasibility and pilot runs referred to in Section IV above. Upon completion of the pilot runs conducted by RJRT, the parties shall meet and determine whether or not to proceed further in the relationship whereby RJRT performs services for NaPro. In the event that the parties mutually agree that RJRT will perform further services for NaPro, the parties shall negotiate in good faith towards determining the price that NaPro shall pay RJRT for the supply of materials, in accordance with the terms set forth in this Agreement. Thereafter, the parties shall meet on an annual basis in order to mutually agree upon any change, if any, in manner that the price of those materials is determined.

  The results of the pilot runs referred to in Paragraph IV. shall be used by the parties in order to determine specific performance criteria for further material that RJRT may process for NaPro. Initially, the extraction efficiency of paclitaxel from Biomass shall be set such that [^#^] in Spent Biomass (defined in XXXIII below) (on a dry weight basis), and that [^#^] (based on [^#^]); and the parties may mutually agreed to change those performance criteria, depending upon the results of the pilot run referred to in Section IV above.

  The parties agree that the initial price that NaPro shall pay RJRT for processing the material from Biomass shall be [^#^] of Biomass processed. This expected pricing is based on the assumption that RJRT shall process [^#^], and that RJRT will process any incremental amounts of Biomass which are lost as a result of lower than agreed to performance criteria in the extraction and carbon absorption unit operations free of charge in order that the overall amount provided is within the specifications of that performance criteria. The price that NaPro shall pay will decrease on a sliding scale, to be determined through good faith negotiations between the parties, when volume of Biomass processed by RJRT exceeds [^#^] annually. Each year's price shall be based on each year's volume commitment by NaPro and RJRT. The price of [^#^] of Biomass processed shall be reset at the beginning of each calendar year, unless the parties have otherwise agreed to alter that price.

  Purchase orders placed by NaPro will be based around a rolling four quarter forecast in which the first quarter shall state quantities to a binding purchase order, the second quarter states quantities binding to a [^#^] accuracy factor, the third quarter shall state quantities to [^#^] accuracy factor, and the four quarter and subsequent periods shall state non-binding quantities for planning purposes only. Initially, the following volumes of Biomass are intended to be processed: [^#^].

  If during any calendar quarter in the contract term, the actual performance criteria is routinely below the contracted performance criteria, then RJRT will process that volume of Biomass equal to the amount of excess Biomass consumed over the performance criteria targets, free of charge. For example, for [^#^], figures will equate to approximately [^#^].

  NaPro shall place relevant orders with RJRT 30 days prior to the beginning of each quarter, and those orders shall set forth matters including the amount of material requested, the quality of the material, the number of Campaigns the [^#^] should be produced in and the location and timetable that the material should be shipped. The term "Campaign" shall refer to the maximum number of consecutive batches of [^#^] RJRT may produce before any line clearance, as referred to in Section XI below, shall occur. RJRT shall provide warehouse space for NaPro's Biomass to be used in upcoming RJRT [^#^] Campaigns as well as finished [^#^] at no additional cost.

  NaPro will supply Biomass to RJRT at no charge to RJRT. NaPro and RJRT jointly shall determine Campaign lengths based on raw material availability, processed material stability data, production interruption risk, and RJRT's production schedule. Initial Campaign lengths shall be of two-week duration. The anticipated number of Campaigns will be updated quarterly, along with the rolling quarterly forecasting of requirements. RJRT will perform a complete line clearance between lots of a Campaign and will assure a complete system cleaning between Campaigns and other RJRT products. RJRT shall charge NaPro a clean-up charge of [^#^] for each Campaign.

  Unless otherwise specified in writing, RJRT shall provide material in a form ready for shipment within six weeks from the date that RJRT receives that order and the Biomass necessary to fill that order.

  To the best of NaPro's knowledge, NaPro represents and warrants that it possesses the right to provide information regarding materials that RJRT may process for NaPro. To the best of RJRT's knowledge, RJRT represents and warrants that it possesses the right to employ the equipment that it uses to process materials for NaPro.

  Unless otherwise agreed to in writing or as otherwise set forth in this Agreement, each party shall be responsible for its own expenses incurred as a result of the activities involved in accordance with this Agreement. Absent being expressly provided for in a future agreement between the parties, neither party shall be liable to the other party for any cost, expense or loss, including but not limited to, lost revenues or profits, or any other special, indirect or consequential damages resulting from this Agreement. Absent being expressly provided for in a future agreement between the parties, neither party shall be responsible for defending the other or holding the other harmless from any claim, action, loss, damage or judgment resulting from any action brought by a third party as a result of activities by the parties in accordance with this Agreement.

  Neither party shall take any action to adversely affect the other party's ability to conduct business with regards to the rights and obligations conferred in accordance with this Agreement. Notwithstanding the provision of Section XIX, during the term of this Agreement, NaPro shall use RJRT exclusively to produce NaPro's commercial requirements in excess of its own internal capacities of [^#^], provided that RJRT can meet NaPro's orders with respect to quantity, timing and quality of materials. During the term of this Agreement, RJRT shall produce any taxanes extractions exclusively for NaPro, and RJRT shall refer any and all inquiries regarding any extracted taxane materials to NaPro. RJRT shall not produce any taxane materials for any third party, without NaPro's prior written approval for a period of the term of the agreement plus two years. Notwithstanding the above, if NaPro shall become insolvent, proceedings are instituted for the corporate reorganization or the dissolution of NaPro, or NaPro dissolves operations and/or ceases operations, and such proceedings are not dismissed within sixty days of the date of filing, RJRT shall have the right to produce taxane extracted materials for any third party immediately upon dissolution or cessation of NaPro's operations. RJRT's right to product taxane materials for third parties in the event of NaPro's insolvency or cessation of operations does not constitute in any manner a grant of any rights to RJRT under any NaPro patents nor any rights to use NaPro's confidential information, trade secrets, patents, or know-how.
  RJRT shall provide a certificate of analysis with each lot of material that RJRT ships at NaPro's request. Such certificate of analysis shall be provided to NaPro (and NaPro's designee, if such lot is to a designee of NaPro). RJRT shall provide a materials handling data sheet (MSDS) with material that RJRT ships. RJRT and NaPro shall cooperate in the preparation in the preparation of relevant MSDS.
  NaPro shall make payment to RJRT within thirty days of receipt of the invoice, for materials that NaPro accepts. Unless otherwise agreed upon by the parties, the invoice shall be forwarded to NaPro at the time that the corresponding material that NaPro has ordered is shipped. If NaPro requests RJRT to warehouse [^#^] at RJRT, the invoice shall be forwarded to NaPro at the time of final quality release and at NaPro's discretion a final product sample may be requested prior to product acceptance. NaPro shall be responsible for payment of freight, duties, excise taxes, import taxes, inventory property taxes, value added taxes, and other duties and charges arising from or incurred in connection with the transfer, storage, shipment and use of materials that RJRT has packaged in a form suitable for shipment. RJRT shall package such materials F.O.B. the location of its processing facilities. Invoice documentation will include an invoice for each batch of [^#^] produced, a reporting of the amount of Biomass consumed as well as a record of the lot numbers and associated quantities of Biomass processed in the production of the respective [^#^] batch.
  NaPro will retain title to all Biomass located at RJRT, as well as any [^#^] which has been invoiced to NaPro, but not shipped. RJRT will provide associated warehousing activities in such a manner as to safeguarding of NaPro's assets. Minor Biomass inventory loss of up to [^#^] will not require RJRT to reimburse NaPro for the value of the associated inventory; however inventory losses in excess of these level will be crediting to NaPro to be used to offset future RJRT invoices at NaPro's standard costs for Biomass and [^#^] respectively. Additionally, at each calendar month-end, RJRT will forward to NaPro a roll forward of NaPro's Biomass and [^#^] inventory (if any) held at RJRT location including beginning inventory quantities by lot number, receipts or shipments during the month, inventory usages by [^#^] production activities, any inventory losses and the ending inventory quantities by lot.

  Should NaPro elect to develop a new extraction process to produce [^#^], or to modify or change the currently approved regulatory manufacturing process by which [^#^] is produced from Biomass, RJRT will perform an evaluation to determine the cost, capacity and lead-time impacts on RJRT's ability to produce [^#^] using the new or modified process. If NaPro elects to proceed with any such aforementioned process changes, NaPro will negotiate in good faith with RJRT to determine a revised price per kilogram of Biomass to be extracted for the new process. Should RJRT be unable or unwilling to reach agreement, NaPro may source extraction services from any other third party vendor.

  All terms and conditions of the parties' agreement (RJRT Contract No. 97-440-004) effective February 21, 1997 that are not expressly altered by this Agreement shall continue to remain in full force and effect. The terms and conditions of that agreement are incorporated herein by reference, and set forth the parties' respective obligations of confidentiality, non-disclosure and limited use of confidential information. However, except for the foregoing, this Agreement constitutes and contains the entire understanding and agreement of the parties respecting the subject matter hereof, and cancels and supercedes any and all prior negotiations, correspondences, understandings and agreements between the parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each party.

  Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties. Each party shall remain an independent contractor with respect to the other, free of control and supervision by the other. No representative of either party shall be deemed to be, for any purpose, an employee or agent of the other with regards to the subject matter of this Agreement. Neither party nor its representatives shall have any authority to bind the other party contractually or to assume or create any obligation or debt, express or implied, on behalf of the other party.

  This Agreement shall be binding on and shall inure to the benefit of the parties' successors and assigns. Notwithstanding the foregoing, neither party may assign or delegate this Agreement or any of its rights or duties under this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld; except either party may assign this Agreement to a person or entity into which it has been merged or which has otherwise succeeded to all or substantially all of its business and assets, and which has assumed in writing the assigning party's obligations under this Agreement.

  Neither party shall be liable to the other for its failure to perform any of its obligations under this Agreement during any period in which such performance is delayed by circumstances beyond its reasonable control, including without limitation, acts of God, flood, fire, war, trade embargo or sanctions, strike, riot, national emergency, inability to secure transportation, or the intervention of any governmental authority. If any such delaying cause continues for more than sixty days, the party continuing to perform shall have the right to terminate this Agreement.

  Each party shall maintain blanket insurance policies covering Workman's Compensation, general product liability and automobile liability to cover activities by its employees on the other party's premises. Each party shall, while performing services on the other's premises, comply with the Federal Occupation Safety and Health Act and that party's rules and policies with respect to safety, personnel matters and security.

  This Agreement shall remain in force and effect for a period of three years from the effective date hereof, unless sooner terminated in accordance with Section V above. However, this Agreement may be terminated at any time by mutual agreement between the parties. This Agreement may be terminated by either party upon one hundred and eighty days prior written notice; however, in such an event, the parties will negotiate in good faith towards each party's return of confidential information of the other. Either party may terminate this Agreement at any time upon written notice to the other with immediate effect if voluntary bankruptcy or a petition for involuntary bankruptcy of the other party is not dismissed for a period of 60 days; the other party becomes insolvent or unable to pay its debts as they mature, ceases to pay its debts in the ordinary course of business, or makes an assignment for the benefit of its creditors; or a receiver is appointed for the other party or its property. Neither party shall be responsible for any costs, expenses or damages associated with termination of this Agreement.

  This agreement can be extended for successive one-year terms. Notice for such extensions shall be within 12 months of the date that this Agreement would terminate without such notice.

  In the event of termination of this Agreement for any reason, RJRT's obligations of confidentiality and non-use of confidential information provided to it by NaPro shall remain in full force and effect, in accordance with the terms and conditions of this Agreement. In accordance with the terms and conditions of this Agreement, RJRT shall not make, use, sell or produce for any third party any material that involves the use of NaPro confidential information, without NaPro's prior written consent. In the event of termination of this Agreement for any reason, NaPro's obligations of confidentiality and non-use of confidential information provided to it by RJRT shall remain in full force and effect, in accordance with the terms and conditions of this Agreement.

  In accordance with the terms and conditions of this Agreement, neither party shall make use of any confidential information of the other party, without such other party's prior written consent. RJRT shall not conduct any extraction or processing services of any taxane compounds to any third party for the term of the contract plus two years.

  In the event that RJRT personnel, either individually or in cooperation with NaPro personnel, conceive and reduce to practice any invention regarding any NaPro material that is the subject matter of this Agreement, then such invention shall be owned by NaPro. NaPro shall prepare and file, at its discretion and expense, patent applications directed toward any such invention. RJRT shall ensure that its relevant personnel assist NaPro, at NaPro's expense, by providing input and information necessary to prepare patent applications, and by executing all documents necessary to file and perfect ownership of such applications. To the extent that any such invention concerns uses of the equipment or processes for uses other than production of a NaPro material, NaPro grants RJRT a royalty-free, non-exclusive license under such application and any patents issuing there from for any purpose other than the processing of a NaPro material that is within the subject matter of this Agreement. Nothing in this Agreement shall be construed as requiring either party to license or assign to the other any technology of any kind that did not arise as a result from activities or obligations resulting from the Agreement.

  This Agreement shall be governed by the laws of the State of North Carolina and shall be construed in accordance therewith.

  RJRT shall provide [^#^] regulatory support and data to NaPro at NaPro's request. Such regulatory support and data shall include but not be limited to: regulatory agencies' onsite inspections, data for annual report filings, process and equipment change control documentation.

  Any provision in this Agreement which by its nature and effect is required to be observed, kept or performed after the termination of this Agreement or any Non-Disclosure Agreement, including, but not limited to, any provisions related to confidentiality and/or exclusivity, shall survive termination and remain binding upon and for the benefit of the parties until fully observed, kept or performed.

  Spent Biomass, defined as Biomass waste material which results from RJRT's production of [^#^], shall be the property of RJRT following all extraction procedures and final production of [^#^] product for NaPro.

NaPro reserves the right to conduct inspections of RJRT facilities and production documents relating to this Agreement as NaPro deems reasonably necessary to ensure compliance with this Agreement as well as cGMP under the United States Food, Drug and Cosmetic Act or any other applicable authority at any time during normal business hours upon reasonable prior written notice (stating the purpose and scope of the inspection requested). Such inspections shall not occur more frequently than once per calendar quarter absent NaPro's good faith belief that it has a compelling reason to do so. The books and records subject to inspection include, but are not limited to, testing materials, raw materials, batch records, manufacturing procedures and guidelines, and all quality assurance/quality control documentation, as contained in the GMP agreement.

If you agree to the foregoing, please have an authorized officer of your company sign and date both copies of this letter and return one copy to us.

NaPro BioTherapeutics, Inc.

By: /s/ David Denny
       David Denny, Vice President Operations

Date: November 7, 2001

Agreed and Accepted:

__ th day of November, 2001.

RJ Reynolds

950 Reynolds Blvd.

Winston Salem, NJ 27105

By: /s/ David Townsend_____

David Townsend

Title: Executive V.P. of Research and Development

Additional items to be included or referenced to:

cGMP agreement